Exhibit 3 (ii)
BYLAWS
OF
Penns Woods Bancorp, inc.
ARTICLE I. MEETINGS OF SHAREHOLDERS.
Section 101. Place of Meetings. All meetings of the shareholders shall be held at such place or places, within or without the Commonwealth of Pennsylvania, as shall be determined by the Board of Directors from time to time. Notwithstanding the preceding sentence, if a meeting of the shareholders is held by means of the internet or other electronic communications technology in a fashion pursuant to which the shareholders have the opportunity to read or hear the proceedings substantially concurrently with their occurrence, vote on matters submitted to the shareholders, pose questions to the directors, make appropriate motions and comment on the business of the meeting, the meeting need not be held at a particular geographic location.
Section 102. Annual Meetings. The annual meeting of the shareholders for the election of Directors and the transaction of such other business as may properly come before the meeting shall be held on such a day, at such hour, and at such place, consistent with applicable law, as the Board shall from time to time designate or as may be designated in any notice from the Secretary calling the meeting.
Section 103. Special Meetings. Special meetings of the shareholders may be called at any time by the Board of Directors, the Chairman of the Board, or the President. Business transacted at all special meetings shall be confined to the objects stated in the notice and matters germane thereto, unless all shareholders entitled to vote are present and shall have otherwise consented thereto.
Section 104. Conduct of Shareholders’ Meetings. The President shall preside at all shareholders’ meetings. In the absence of the President, the Secretary shall preside or, in his/her absence, any officer designated by the Board of Directors. The officer presiding over the shareholders’ meeting shall have any and all powers and authority necessary, and may establish such rules and regulations, as he/she may deem to be reasonably necessary or desirable to conduct an orderly and expeditious meeting, preserve order and determine any and all procedural matters, including the proper means of obtaining the floor, who shall have the right to address the meeting, the manner in which shareholders will be recognized to speak, imposing reasonable limits on the amount of time at the meeting taken up in remarks by any one shareholder or group of shareholders, the number of times a shareholder may address the meeting, and the person to whom questions should be addressed. Unless the officer presiding over the shareholders’ meeting otherwise requires, shareholders need not vote by ballot on any question.
Section 105. Quorum of Shareholders. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on a particular matter to be acted upon at the meeting shall constitute a quorum for the purpose of consideration and action on the matter. The presence or participation, including voting and taking other action, at a meeting of shareholders or the expression of consent or dissent to corporate action by a shareholder by conference telephone or other electronic means, including, without limitation, the internet, shall constitute the presence of, or vote or action by, or consent or dissent of the shareholder for purposes of these bylaws. The shareholders present at a duly organized meeting can continue to do business until adjournment notwithstanding the withdrawal of enough shareholders to leave less than a quorum. If a meeting cannot be organized because a quorum has not attended, those present may, except as otherwise provided by law, adjourn the meeting to such time and place as they may determine.
Section 106. Agenda for Annual Meeting. Matters to be placed on the agenda for consideration at annual meetings of shareholders may be proposed by the Board of Directors or by any shareholder entitled to vote for the election of Directors. Matters proposed for the agenda by shareholders entitled to vote for the election of Directors shall be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Corporation not less than ninety (90) days nor more than one hundred and fifty (150) days prior to any annual meeting of shareholders. Each such notification notice given by a shareholder shall set forth: (a) the name, business address and residence address of the notifying shareholder; (b) the number of shares of capital stock of the Corporation owned by the notifying shareholder; (c) a brief description of the business desired to be brought before the annual meeting; and (d) any interest (other than an interest solely as a shareholder) which the notifying shareholder (or any affiliates or associates of the notifying shareholder) has in the business being proposed by the notifying shareholder. The officer presiding over the meeting of shareholders may determine and declare to the meeting that a matter proposed for the agenda was not made in accordance with the foregoing procedure, and if he/she should so determine, he/she shall so declare to the meeting and the matter shall be disregarded.

Section 107. Notice of Meetings of Shareholders.
(a) Notice of all meetings of shareholders shall be delivered, personally, by courier service, charges prepaid, by first class, express or bulk mail, postage prepaid, facsimile transmission, e‑mail or other electronic communication addressed to the shareholder at his or her postal address, facsimile number, e‑mail address or other electronic communication location as it appears on the books of the Company or as supplied by such shareholder to the Company for the purpose of notice, by or at the direction of the Chief Executive Officer, the Secretary or the officer or persons calling the meeting.
(b) Notice of any meeting of shareholders shall be delivered not less than ten (10) days, or in the case of bulk mail not less than twenty (20) days, before the date of the meeting. If the notice is sent by mail or courier, such notice shall be deemed to be delivered when deposited in the United States mail or with a courier service for delivery to the shareholder. If the notice is sent by facsimile, e‑mail or other electronic communication, such notice shall be deemed to be delivered when sent to the shareholder.
Section 108. Proxies and Revocation of Proxies. Every shareholder entitled to vote at a meeting of shareholders may authorize another person or persons to act for him by proxy. Every proxy shall be executed or authenticated by the shareholder, or by his duly authorized attorney in fact, and filed or transmitted to with the Secretary of the Corporation. A proxy, unless coupled with an interest, shall be revocable at will, notwithstanding any agreement or any provision to the contrary, but the revocation of a proxy shall not be effective until an executed or authenticated notice thereof shall have been given to the Secretary of the Corporation or its designated agent in writing or by electronic transmission. A telegram, telex, cablegram, datagram, e-mail, Internet communication or other means of electronic transmission from a shareholder or attorney-in-fact, or a photographic, facsimile or similar reproduction of a writing executed by a shareholder or attorney-in-fact: (1) may, at the discretion of the Secretary, be treated as properly executed or authenticated for purposes of this subsection; and (2) shall be so treated if it sets forth or utilizes a confidential and unique identification number or other mark furnished by the Corporation to the shareholder for the purposes of a particular meeting or transaction. No unrevoked proxy shall be valid after three (3) years from the date of its execution, authentication or transmission, unless a longer time is expressly provided therein. A proxy shall not be revoked by the death or incapacity of the maker unless before the vote is counted or the authority is exercised, written notice of such death or incapacity is given to the Secretary of the Corporation or its designated agent.
ARTICLE II. DIRECTORS AND BOARD MEETINGS.
Section 201. Management by Board of Directors. The business and affairs of the Corporation shall be managed by its Board of Directors. The Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute, regulation, the Articles of Incorporation or these Bylaws directed or required to be exercised or done by the shareholders.
Section 202. Nominations for Directors. Nominations for the election of Directors may be made by the Board of Directors or by any shareholder entitled to vote for the election of directors. Nominations made by the shareholders entitled to vote for the election of directors shall be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Company not less than ninety (90) days nor more than one hundred and fifty (150) days prior to any meeting of shareholders called for election of directors. Notice of nominations which are proposed by the Board of Directors shall be given by the Chairman of the Board or any other appropriate officer. Such notification required from shareholders shall contain the following information to the extent known to the notifying shareholder: (a) name, age and business address, and, if known, residence address, of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of the Corporation that will be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of capital stock of the Corporation owned by the notifying shareholder. Nominations not made in accordance herewith may, in his/her discretion, be disregarded by the presiding officer of the meeting, and upon his/her instruction, the vote tellers may disregard all votes cast for each such nominee. In the event the same person is nominated by more than one shareholder, the nomination shall be honored, and all shares of capital stock of the Corporation shall be counted, if at least one nomination for that person complies herewith.
Section 203. Directors Must be Shareholders. Every Director must be a shareholder of the Corporation and shall own in his/her own right the number of shares (if any) required by law in order to qualify as such Director. Any Director shall forthwith cease to be a Director when he/she no longer holds such shares, which fact shall be reported to the Board of Directors by the Secretary, whereupon the Board of Directors shall declare the seat of such Directors vacated.
Section 204. Eligibility and Mandatory Retirement. No person shall be eligible to be newly elected or appointed as a Director if such person shall have attained age sixty (60) on or prior to the date of election or appointment. No person shall be eligible to continue to serve as a Director beyond the date of the annual meeting of shareholders of the Corporation immediately following such director’s attainment of age seventy-five (75), and any director attaining age seventy-five (75) shall resign effective as of the date of the immediately following annual meeting of shareholders. Notwithstanding the foregoing, the provisions of this section shall not apply (i) to Directors elected as interim Directors at the first meeting of the Board of Directors of the Corporation, nor thereafter, should they desire to stand for reelection or (ii) to the appointment or election of a former senior officer of the Corporation or any of its affiliates upon his or her retirement from employment in such position.
Section 205. Number of Directors. The Board of Directors shall consist of not less than five (5) nor more than twenty-five (25) shareholders, the exact number to be fixed and determined from time to time by resolution of a majority of the full Board of Directors.
Section 206. Classification of Directors. The Directors shall be divided into three (3) classes, as nearly equal in number as possible, known as Class 1, consisting of not more than eight (8) Directors; Class 2, consisting of not more than eight (8) Directors; and Class 3, consisting of not more than nine (9) Directors. The initial Directors of Class 1 shall serve until the third (3rd) annual meeting of shareholders. At the third (3rd) annual meeting of the shareholders, the Directors of Class 1 shall be elected for a term of three (3) years and, after expiration of such term, shall thereafter be elected every three (3) years for three (3) year terms. The initial Directors of Class 2 shall serve until the second (2nd) annual meeting of shareholders. At the second (2nd) annual meeting of the shareholders, the Directors of Class 2 shall be elected for a term of three (3) years and, after the expiration of such term, shall thereafter be elected every three (3) years for three (3) year terms. The initial Directors of Class 3 shall serve until the first (1st) annual meeting of shareholders. At the first (1st) annual meeting of shareholders, the Directors of Class 3 shall be elected for a term of three (3) years and, after the expiration of such term, shall thereafter be elected every three (3) years for three (3) year terms. Each Director shall serve until his/her successor shall have been elected and shall qualify, even though his/her term of office as herein provided has otherwise expired, except in the event of his/her earlier resignation, removal or disqualification.
Section 207. Vacancies. Vacancies in the Board of Directors, including vacancies resulting from an increase in the number of Directors, may be filled by the remaining members of the Board, even though less than a quorum. Any Director elected to fill a vacancy in the Board of Directors shall become a member of the same Class of Directors in which the vacancy existed; but if the vacancy is due to an increase in the number of Directors a majority of the members of the Board of Directors shall designate such directorship as belonging to Class 1, Class 2 or Class 3 so as to maintain the three (3) classes of Directors as nearly equal in number as possible. Each director so elected shall be a Director until the class to which he/she was appointed stands for election and until his or her successor is elected and qualified.
Section 208. Resignations. Any Director may resign at any time. Such resignation shall be in writing, but the acceptance thereof shall not be necessary to make it effective.
Section 209. Compensation of Directors. No Director shall be entitled to any salary as such; but the Board of Directors may fix, from time to time, a reasonable annual fee for acting as a Director and a reasonable fee to be paid each Director for his/her services in attending meetings of the Board and meetings of committees appointed by the Board. The Corporation may reimburse Directors for expenses related to their duties as a member of the Board.
Section 210. Regular Meetings. Regular meetings of the Board of Directors shall be held on such day, at such hour, and at such place, consistent with applicable law, as the Board shall from time to time designate or as may be designated in any notice from the Secretary calling the meeting. The Board of Directors shall meet for reorganization at the first regular meeting following the annual meeting of shareholders at which the Directors are elected. Notice need not be given of regular meetings of the Board of Directors which are held at the time and place designated by the Board of Directors. If a regular meeting is not to be held at the time and place designated by the Board of Directors, notice of such meeting, which need not specify the business to be transacted thereat and which may be either verbal or in writing, shall be given by the Secretary to each member of the Board at least twenty-four (24) hours before the time of the meeting.
A majority of the members of the Board of Directors shall constitute a quorum for the transaction of business. If at the time fixed for the meeting, including the meeting to organize the new Board following the annual meeting of shareholders, a quorum is not present, the directors in attendance may adjourn the meeting from time to time until a quorum is obtained.
Except as otherwise provided herein, a majority of those directors present and voting at any meeting of the Board of Directors, shall decide each matter considered. A director cannot vote by proxy, or otherwise act by proxy at a meeting of the Board of Directors.
Section 211. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, the President or at the request of three (3) or more members of the Board of Directors. A special meeting of the Board of Directors shall be deemed to be any meeting other than the regular meeting of the Board of Directors. Notice of the time and place of every special meeting, which need not specify the business to be transacted thereat and which may be either verbal or in writing, shall be given by the Secretary to each member of the Board at least twenty-four (24) hours before the time of such meeting excepting the organization meeting following the election of Directors.

Section 212. Reports and Records. The reports of officers and Committees and the records of the proceedings of all Committees shall be filed with the Secretary of the Corporation and presented to the Board of Directors, if practicable, at its next regular meeting. The Board of Directors shall keep complete records of its proceedings in a minute book kept for that purpose. When a Director shall request it, the vote of each Director upon a particular question shall be recorded in the minutes.
ARTICLE III. COMMITTEES.
Section 301. Committees. The following two (2) Committees of the Board of Directors shall be established by the Board of Directors in addition to any other committee the Board of Directors may in its discretion establish: Executive Committee and Audit Committee.
Section 302. Executive Committee. The Executive Committee shall consist of any three (3) or more Directors. A majority of the members of the Executive Committee shall constitute a quorum, and actions of a majority of those present at a meeting at which a quorum is present shall be actions of the Committee. Meetings of the Committee may be called at any time by the Chairman or Secretary of the Committee, and shall be called whenever two (2) or more members of the Committee so request in writing. The Executive Committee shall have and may exercise all of the powers and authority of the Board of Directors in the management of the business of the Corporation between the dates of regular meetings of the Board, except as otherwise restricted by law.
Section 303. Audit Committee. The Audit Committee shall consist if at least three (3) Directors, none of whom shall be officers of the Corporation and all of whom shall meet such other requirements as may be imposed by applicable law or regulation. Meetings of the Committee may be called at any time by the Chairman or Secretary of the Committee, and shall be called whenever two (2) or more members of the Committee so request in writing. A majority of the members of the Committee shall constitute a quorum, and actions of a majority of those present at a meeting at which a quorum is present shall be actions of the Committee. The Committee shall operate under a written charter, which shall set forth the Committee’s duties and responsibilities, including supervising the audit of the books of the Corporation and recommending for approval by the Board the services of a reputable Certified Public Accounting firm to examine the affairs of the Corporation.
Section 304. Appointment of Committee Members. The Board of Directors shall elect the members of the Executive and Audit Committees to serve until the next annual meeting of shareholders. The President shall appoint or shall establish a method of appointing, subject to the approval of the Board of Directors, the members of any other Committees established by the Board of Directors to serve until the next annual meeting of shareholders. The Board of Directors may appoint, from time to time, other committees, for such purposes and with such powers as the Board may determine.
Section 305. Organization and Proceedings. Each Committee of the Board of directors shall effect its own organization by the appointment of a Secretary and such other Officers, except the Chairman and Vice Chairman, as it may deem necessary. A record of proceedings of all Committees shall be kept by the Secretary of such Committee and filed and presented as provided in Section 212 of these Bylaws.
ARTICLE IV. OFFICERS.
Section 401. Officers. The officers of the Corporation shall be a President, one (1) or more Vice Presidents, a Secretary, a Treasurer, and such other officers and assistant officers as the Board of Directors may from time to time deem advisable. Except for the President, Secretary, and Treasurer, the Board may refrain from filling any of the said offices at any time and from time to time. The same individual may hold any two (2) or more offices except both the offices of President and Treasurer. The following officers shall be elected by the Board of Directors at the time, in the manner and for such terms as the Board of Directors from time to time shall determine: President, Executive Vice President, Senior Vice President, Administrative Vice President, Secretary, and Treasurer. The President may, subject to change by the Board of Directors, appoint such officers and Assistant Officers as he/she may deem advisable provided such Officers or Assistant Officers have a title not higher than Vice President, who shall hold office for such periods as the President shall determine. Any officer may be removed at any time, with or without cause, and regardless of the term for which such officer was elected, but without prejudice to any contract right of such officer. Each officer shall hold his office for the current year for which he was elected or appointed by the Board unless he shall resign, become disqualified, or be removed at the pleasure of the Board of Directors. An officer may resign at any time upon written notice to the Corporation. The resignation shall be effective upon receipt by the Corporation or at such subsequent time as may be specified in the notice of resignation.
Section 402. President. The President shall have general supervision of all of the departments and business of the Corporation and shall prescribe the duties of the other Officers and Employees and see to the proper performance thereof. The President shall be responsible for having all orders and resolutions of the Board of Directors carried into effect. The President shall execute on behalf of the Corporation and may affix or cause to be affixed a seal to all authorized documents and instruments requiring such execution, except to the extent that signing and execution thereof shall have been delegated to some other officer or agent of the Corporation by the Board of Directors or by the President. The President shall be a member of the. Board of Directors. In general, the President shall have such duties and powers as may be assigned to him from time to time by the Board of Directors or the Chairman of the Board. Without limiting the foregoing, the President shall be specifically authorized to represent the Corporation at any meetings of stockholders, partners or members, as the case may be, with respect to equity interests owned by the Corporation in other business entities and to vote, or execute a proxy or written consent in lieu of meeting, with respect to any shares or interests of such entity registered for standing in the name of the corporation.
Section 403. Vice Presidents. The Vice Presidents shall perform such duties, do such acts and be subject to such supervision as may be prescribed by the Board of Directors or the President. In the event of the absence or disability of the President or his/her refusal to act, the Vice Presidents, in the order of their rank, and within the same rank in the order of their authority, shall perform the duties and have the powers and authorities of the President, except to the extent inconsistent with applicable law.
Section 404. Secretary. The Secretary shall act under the supervision of the President or such other Officers as the President may designate. Unless a designation to the contrary is made at a meeting, the Secretary shall attend all meetings of the Board of Directors and all meetings of the shareholders and record all of the proceedings of such meetings in a book to be kept for that purpose, and shall perform like duties for the standing Committees when required by these Bylaws or otherwise. The Secretary shall give, or cause to be given, notice of all meetings of the shareholders and of the Board of Directors. The Secretary shall keep a seal of the Corporation, and, when authorized by the Board of Directors or the President, cause it to be affixed to any documents and instruments requiring it. The Secretary shall perform such other duties as may be prescribed by the Board of Directors, President, or such other Supervising Officer as the President may designate.
Section 405. Treasurer. The Treasurer shall act under the supervision of the President or such other Officer as the President may designate. The Treasurer shall have custody of the Corporation’s funds and such other duties as may be prescribed by the Board of Directors, President or such other Supervising Officer as the President may designate.
Section 406. Assistant Officers. Unless otherwise provided by the Board of Directors, each Assistant Officer shall perform such duties as shall be prescribed by the Board of Directors, the President or the Officer to whom he/she is an Assistant. In the event of the absence or disability of an Officer or his/her refusal to act, his/her Assistant Officer shall, in the order of their rank, and within the same rank in the order of their seniority, have the powers and authorities of such Officer.
Section 407. Compensation. Unless otherwise provided by the Board of Directors, the salaries and compensation of all Officers and Assistant Officers, except the President shall be fixed by or in the manner designated by the President.
ARTICLE V. INDEMNIFICATION.
A. INDEMNIFICATION OF OFFICERS AND EMPLOYEES
Section 501. Mandatory Indemnification. The Corporation shall indemnify any officer and/or employee or any former officer and/or employee, who was or is a party to, or is threatened to be made a party to, or who is called to be a witness in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was an officer and/or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust of other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.
Section 502. The Corporation shall indemnify any officer and/or employee, who was or is a party to, or is threatened to be made a party to, or who is called as a witness in connection with, any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, and/or employee or agent of another corporation, partnership, joint venture, trust of other enterprise against amounts paid in settlement and expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of, or serving as a witness in, such action or suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation and except that no indemnification shall be made in respect of any such claim, issue or matter as to which such person shall have been adjudged to be liable for misconduct in the performance of his duty to the Corporation.
Section 503. Except as may be otherwise ordered by a court, there shall be a presumption that any officer and/or employee is entitled to indemnification as provided in Sections 501 and 502 of this Article unless either a majority of the directors who are not involved in such proceedings (“disinterested directors”) or, if there are less than three (3) disinterested directors, then the holders of one-third of the outstanding shares of the Corporation determine that the person is not entitled to such presumption by certifying such determination in writing to the Secretary of the Corporation. In such event, the disinterested director(s) or, in the event of certification by shareholders, the Secretary of the Corporation, shall request of independent counsel, who may be the outside general counsel of the Corporation, a written opinion as to whether or not the parties involved, are entitled to indemnification under Sections 501 and 502 of this Article.
Section 504. Expenses (including attorneys’ fees) incurred by an officer and/or employee in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided under Section 503 of this Article upon receipt of an undertaking by or on behalf of the officer and/or employee to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation.
Section 505. The indemnification provided by Section 501 or 502 of this Article and the advancement of expenses provided by Section 504 of this Article shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any agreement, vote or shareholders or disinterested directors, or otherwise both as to action in his official capacity while serving as an officer and/or employee and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be an officer and/or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.
Section 506. The Corporation may create a fund of any nature, which may, but need not be, under the control of a trustee, or otherwise secure or insure in any manner its indemnification and expense advancement obligations arising under Sections 501, 502 and 504 of this Article.
Section 507. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was an officer and/or employee of the Corporation, or is or was serving at the request of the Corporation as an officer and/or employee of another corporation, partnership, joint venture, trust of other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.
Section 508. Indemnification under Section 501 or 502 of this Article shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.
B. INDEMNIFICATION OF DIRECTORS
Section 509. A director of this Corporation shall not be personally liable for monetary damages as such for any action taken or for any failure to take any action, unless:
(a) the director has breached or failed to perform the duties of his office; and
(b) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.
Section 510. The provisions of Section 509 of this Article shall not apply to:
(a) the responsibility or liability of a director pursuant to a criminal statute, or
(b) the liability of a director for the payment of taxes pursuant to local, state or federal law.
Section 511. The Corporation shall indemnify any director (including directors also then serving as officers or employees of the Corporation), or any former director who was or is a party to, or is threatened to be made a part to, or who is called to be a witness in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the act that such person is or was a director of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent authorized or permitted by the laws of the Commonwealth of Pennsylvania.
Section 512. Expenses (including attorneys’ fees) incurred by a director in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article.
Section 513. The indemnification provided by Section 511 this Article and the advancement of expenses provided by Section 512 of this Article shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any agreement, vote or shareholders or disinterested directors, or otherwise, both as to action in his official capacity while serving as a director and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director and shall inure to the benefit of the heirs, executors and administrators of such a person.
Section 514. The Corporation may create a fund of any nature, which may, but need not be, under the control of a trustee, or otherwise secure or insure in any manner its indemnification and expense advancement obligations arising under Sections 511 and 512 of this Article.
Section 515. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.
Section 516. Indemnification under Section 511 of this Article shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.
C. GENERAL PROVISIONS
Section 517. The provisions of this Article relating to the limitation of directors’ liability, to indemnification and to the advancement of expenses shall constitute a contract between the Corporation and each of its directors, officers and employees which may be modified as to any director, officer or employee only with that person’s consent or as specifically provided in the following sentence. Notwithstanding any other provision of these Bylaws relating to their amendment generally, any repeal or amendment of any provision of this Article, which is adverse to any director, officer or employee shall apply to such director, officer or employee, only on a prospective basis, and shall not reduce any limitation on the personal liability of a director of the Corporation or limit the rights of any person to indemnification or to the advancement of expenses with respect to any action or failure to act occurring prior to the time of such repeal or amendment.
Section 518. References in this Article V to Pennsylvania law or to any provision thereof shall be to such law (including without limitation the Directors’ Liability Act) as it existed on April 27, 1988, or as such law thereafter may be changed, provided that (a) in the case of any change which expands the liability of directors or limits the indemnification rights or the rights to advancement of expenses which the Corporation may provide, the rights to limited liability, to indemnification and to the advancement of expenses provided in this Article V shall continue as theretofore in effect to the extent permitted by law; and (b) if such change permits the Corporation without the requirement of any further action by shareholders or directors to limit further the liability of directors (or limit the liability of officers) or to provide broader indemnification rights or rights to the advancement of expenses than the Corporation was permitted to provide prior to such change, then liability thereupon shall be so limited and rights to indemnification and the advancement of expenses shall be so broadened to the extent permitted by law.
Section 519. If, for any reason, any provision of this Article V shall be held invalid, such invalidity shall not affect any other provision not held so invalid, and each such other provision shall, to the full extent consistent with law continue in full force and effect. If any provision of this Article V shall be held invalid in part, such invalidity shall in no way affect the remainder of such provision, and the remainder of such provision, together with all other provisions of this Article V shall, to the full extent consistent with law, continue in full force and effect.
ARTICLE VI. SHARES OF CAPITAL STOCK.
Section 601. Form of Certificates. Certificated shares shall be of such form and style, printed or otherwise, as the Board of Directors may designate, and each certificate shall state all of the following facts:
(a) That the Company is organized under the laws of the Commonwealth of Pennsylvania.
(b) The name of the registered holder of the shares represented by the certificate.
(c) The number and class of shares and the designation of the series, if any, which such certificate represents.
Section 602. Authority to Sign Share Certificates. Every share certificate of the Corporation shall be signed by the President or one of the Vice Presidents and by the Secretary or one of the Assistant Secretaries. Certificates may be signed by a- facsimile signature of the President and the Secretary or one of the Senior Vice Presidents or Assistant Secretaries of the Corporation.
Section 603. Transfer of Shares. Transfer of certificated or uncertificated shares shall be made on the books of the Corporation upon surrender of the shares therefor, and, in the case of certificated shares, endorsed by the person named in the certificate or by his attorney, lawfully constituted in writing. No transfer shall be made which is inconsistent with law.

Section 604. Lost or Destroyed Certificates. Any person claiming a share certificate to be lost, destroyed or wrongfully taken shall receive a replacement certificate if such person shall have: (a) requested such replacement certificate before the Corporation has notice that the shares have been acquired by a bona fide purchaser; (b) provided the Corporation with an indemnity agreement satisfactory in form and substance to the Board of Directors, or the President or the Secretary; and (c) satisfied any other reasonable requirements (including providing an affidavit and a surety bond) fixed by the Board of Directors, or the President or the Secretary.
Section 605. Transfer Agents and Registrars. The Board of Directors may appoint one (1) or more transfer agents and one (1) or more registrars, each of which shall be a registered transfer agent or registrar or shall be an incorporated bank or trust company, either domestic or foreign, either independent or a subsidiary of the Corporation, which shall be appointed at such times and places as the requirements of the Corporation may necessitate and the Board of Directors may designate.
ARTICLE VII. GENERAL.
Section 701. Fiscal Year. The fiscal year of the Corporation shall begin on the first (1st) day of January in each year and end on the thirty-first (31st) day of December in each year.
Section 702. Record Date. The Board of Directors may in the manner permitted by law fix a time prior to the date of any meeting of shareholders, or the date for the payment of any dividend or distribution, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares will be made or will go into effect, as a record date for the determination of the shareholders entitled to notice of, or to vote at, any such meetings, or entitled to receive payment of any such dividend or distribution, or to receive any such allotment of rights, or to exercise the rights in respect to any such change, conversion or exchange of shares.
Section 703. Absentee Participation in Meetings. One (1) or more Directors may participate in a meeting of the Board of Directors, or of a Committee of the Board, by means of a conference telephone or similar communications equipment, by means of which all persons participating in the meeting can hear each other.
Section 704. Emergency Bylaws. In the event of any emergency resulting from armed conflicts involving the United States military, terrorist attacks in the United States, nuclear or natural disasters, or similar catastrophes, and during the continuance of such emergency, the following Bylaw provisions shall be in effect, notwithstanding any other provisions of the Bylaws:
(a) A meeting of the Board of Directors or of any Committee thereof may be called by any Officer or Director upon one (1) hour’s notice to all persons entitled to notice whom, in the sole judgment of the notifier, it is feasible to notify;
(b) The Director or Directors in attendance at the meeting of the Board of Directors or of any Committee thereof shall constitute a quorum; and
(c) These Bylaws may be amended or repealed, in whole or in part, by a majority vote of the Directors attending any meeting of the Board of Directors, provided such amendment or repeal shall only be effective for the duration of such emergency.
Section 705. Severability. If any provision of these Bylaws is illegal or unenforceable as such, such illegality or unenforceability shall not affect any other provision of these Bylaws and such other provisions shall continue in full force and effect.
ARTICLE VIII. AMENDMENT OR REPEAL.
Section 801. Amendment or Repeal by the Board of Directors. These Bylaws may be amended or repealed, in whole or in part, by a majority vote of members of the Board of Directors at any regular or special meeting of the Board duly convened. Notice need not be given of the purpose of the meeting of the Board of Directors at which the amendment or repeal is to be considered.
Section 802. Recording Amendments and Repeals. The text of all amendments and repeals to these Bylaws shall be attached to the Bylaws with a notation of the date and vote of such amendment or repeal.
ARTICLE IX. APPROVAL OF AMENDED BYLAWS AND RECORD OF AMENDMENTS AND REPEALS.
Section 901. Approval and Effective Date. These Bylaws have been approved as the Bylaws of the Corporation this 23rd day of February, 1983, and shall be effected as of said date.
Section 902. Amendments or Repeals.

Section Involved	Date Amended/Repealed	Approved By

Article V Indemnification	Amended April 27, 1988	Shareholders at Annual Meeting

Article VI Shares of Capital Stock Sec. 601	Amended September 27, 1994	Board of Directors at bi-Monthly Meeting

Article II Eligibility and Mandatory Retirement Sec. 204	Amended April 7, 1995	Board of Directors at Special Meeting

Article II Vacancies Sec. 207	Amended April 7, 1995	Board of Directors at Special Meeting

Article I Quorum of Shareholders Sec. 105	Amended October 11, 2001	Board of Directors at Special Meeting

Amendment and Restatement	Amended June 14, 2005	Board of Directors at Regular Meeting

Article II Eligibility and Mandatory Retirement Sec. 204	Amended November 22, 2011	Board of Directors at Regular Meeting

Article I Meetings of Shareholders Sec. 101 and Sec. 105	Amended April 2, 2020	Unanimous Written Consent of Directors